Exhibit 10.8

75 Fifth Street, NW Suite 313 Atlanta, GA 30308	Phone: 404.526.6200	Fax: 404.526.6218	www.corautus.com

June 29, 2004

Ms. Nina Vincent Sewell

824 Briarcliff Road

Atlanta, Georgia 30306

Dear Nina:

This letter is to amend that certain letter agreement between you and Corautus Genetics, Inc. (“Corautus”) dated August 26, 2003 (the “Letter Agreement”). Based on your desire to reduce your hours and your working relationship with Corautus to pursue an academic opportunity in medical journalism as you expressed to me in our conversation on June 4, 2004, the Letter Agreement is hereby amended as follows, effective as of July 1, 2004:

Salary. Your annual salary will be $100,000 (pro rated for partial years), which will be paid semi-monthly in accordance with the Company’s normal payroll procedures.

Bonus. You hereby immediately relinquish any and all rights and/or claims that you may have regarding receipt of any cash bonus under the Bonus portion of your Letter Agreement or otherwise. The Bonus paragraph of the Letter Agreement is hereby deleted in its entirety.

Stock Options. You hereby agree to immediately relinquish and surrender for cancellation Nonqualified Stock Option No. 2002-49, which was granted to you on October 13, 2003, for 50,000 shares of Corautus’s common stock, and acknowledge that no portion of that option is now or will become exercisable by you in the future.

Full-Time Employee. The Full-Time Employee paragraph of the Letter Agreement is hereby deleted in its entirety and the following paragraph is substituted therefor:

“Full-Time/Part-Time Employee. As an employee, you agree to devote your full business time, attention, skill and effort exclusively to the performance of the duties (within the scope of work described in the Letter Agreement) that the Company may assign you from time to time through and including June 30, 2004. Effective as of July 1, 2004, you agree to devote at least twenty (20) hours per week to the performance of the duties that the Company may assign you. You agree not to work for any direct competitive enterprise during your employment with the Company, including after hours, on weekends, or during vacation time, even if only organizational assistance or limited consultation is involved.”

Limitation of Amendment. Unless specifically amended by this letter, all terms and conditions of the Letter Agreement shall remain in full force and effect.

Effective Period. The provisions of this Amendment to your Letter Agreement shall become effective as of July 1, 2004 and shall remain effective through and including July 31, 2004. On or before July 31, 2004, you and I agree that we will determine further amendments that may be necessary to the Letter Agreement and this Amendment for future services provided by you to Corautus.

Acceptance. To indicate your acceptance of this Amendment to your Letter Agreement, please sign and date this letter in the space provided below and return an executed original to me. A duplicate original is enclosed for your records.

We look forward to your reply.

Sincerely,

/s/ Richard E. Otto
Richard E. Otto, President and CEO

Agreed to and accepted:

/s/ Nina Vincent Sewell
Nina Vincent Sewell

Date: June 29, 2004

Enclosure: Duplicate Amendment Letter